Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF ENvue Medical, Inc.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, ENvue Medical, Inc., a corporation organized under and existing by virtue of the General Corporation Law of the State of Delaware (“DGCL”), DOES HEREBY CERTIFY:

1. The name of the corporation is ENvue Medical, Inc. (the “Corporation”).

2. The date of filing the original Certificate of Incorporation of this Corporation with the Secretary of State of the State of Delaware was October 20, 2003.

3. The date of filing of the Amended and Restated Certificate of Incorporation of this Corporation with the Secretary of State of the State of Delaware was April 10, 2015.

4. The Amended and Restated Certificate of Incorporation was further amended by Certificates of Amendment to the Amended and Restated Certificate of Incorporation, filed with the Secretary of State of Delaware on November 20, 2019, August 17, 2021, February 7, 2023, March 12, 2025, December 8, 2025 and August 8, 2025.

5. Resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Amended and Restated Certificate of Incorporation and declaring said amendment to be advisable and calling for the consideration and approval thereof at a meeting of the stockholders of the Corporation.

6. Resolutions were duly adopted by the Board of Directors of the Corporation, in accordance with the provisions of the Amended and Restated Certificate of Incorporation set forth below, providing that, effective as of 9:00 a.m., New York time, on September 1, 2026, each twelve (12) issued and outstanding shares of the Corporation’s Common Stock, par value $0.001 per share, shall be converted into one (1) share of the Corporation’s Common Stock, par value $0.001 per share, as constituted following such date.

7. Paragraph E of the Amended and Restated Certificate of Incorporation, as amended, is hereby amended and restated in its entirety as follows:

“E. Reverse Split. Upon the effectiveness of the filing of this Certificate of Amendment (the “Effective Time”) each share of the Corporation’s common stock, $0.001 par value per share (the “Old Common Stock”), either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the Effective Time, will be automatically reclassified and combined (without any further act) into a smaller number of shares such that each twelve (12) shares of Old Common Stock issued and outstanding or held by the Company as treasury stock immediately prior to the Effective Time is reclassified into one (1) share of Common Stock, $0.001 par value per share, of the Corporation (the “New Common Stock”), the exact ratio within such range to be determined by the board of directors of the Corporation prior to the Effective Time and publicly announced by the Corporation (the “Reverse Stock Split”). The Board of Directors shall make provision for the issuance of that number of fractions of New Common Stock such that any fractional share of a holder otherwise resulting from the Reverse Stock Split shall be rounded up to the next whole number of shares of New Common Stock. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock into which such shares of Old Common Stock shall have been reclassified plus the fraction, if any, of a share of New Common Stock issued as aforesaid.”

8. The foregoing amendment was effected pursuant to a resolution of the Board of Directors of said corporation.

9. Thereafter, pursuant to a resolution by the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval in accordance with the provisions of Section 242 of the DGCL. Accordingly, said proposed amendment has been adopted in accordance with Section 242 of the DGCL.

Dated: August 28, 2026

ENvue Medical, Inc.

By:	/s/ Doron Besser, M.D.
Name:	Doron Besser, M.D.
Title:	Chief Executive Officer